Exhibit (a)(1)(E)

Offer to Purchase

All Outstanding Shares of Common Stock

of

OYSTER POINT PHARMA, INC.

at

$11.00 per share, net in cash, plus one non-transferable contingent value right for each share, which represents the contractual right to receive a contingent cash payment of $1.00 or $2.00 per share upon the achievement of specified milestones, pursuant to the Offer to Purchase, dated December 1, 2022

by

IRIS PURCHASER INC.

a wholly owned subsidiary of

VIATRIS INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY,

EASTERN TIME, ON DECEMBER 30, 2022 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON DECEMBER 30, 2022),

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

December 1, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated as of December 1, 2022, (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”), relating to the offer by Iris Purchaser Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Viatris Inc., a Delaware corporation (“Viatris”), to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Oyster Point Pharma, Inc., a Delaware corporation (“Oyster Point”), at a price of $11.00 per share, in cash, net of applicable withholding taxes and without interest (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which represents the right to receive a contingent payment of $1.00 or $2.00 in cash, without interest and subject to any applicable withholding taxes, if specified milestones are achieved (the Cash Amount plus the CVR, collectively, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of December 1, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal.

Also enclosed is Oyster Point’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF OYSTER POINT UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the enclosed Offer.

Your attention is directed to the following:

1.

The Offer Price for the Offer is $11.00 per share, in cash, net of applicable withholding taxes and without interest, plus one non-tradeable contractual contingent value right per Share which CVR represents the right to receive a contingent payment of $1.00 or $2.00 in cash, without interest and subject to any applicable withholding taxes, if specified milestones are achieved.

2.	The Offer is being made for all issued and outstanding Shares.

3.

The board of directors of Oyster Point, among other things, has unanimously (a) determined that the Agreement and Plan of Merger dated November 7, 2022, by and among Viatris, Purchaser and Oyster Point (as it may be amended from time to time, the “Merger Agreement”) and the transactions contemplated thereby and by the CVR Agreement (as defined in the Offer to Purchase) and the Tender and Support Agreement referred to therein, including the Offer and the Merger (as defined below), the payment of the Offer Price (as defined in the Offer to Purchase) or the Merger Consideration (as defined in the Offer to Purchase), as applicable, to holders of Shares in connection therewith, and the other transactions and matters contemplated in connection therewith (the “Transactions”) are advisable and fair to, and in the best interest of, Oyster Point and its stockholders, and (b) resolved to authorize and approve the execution, delivery and performance by Oyster Point of the Merger Agreement and the consummation of the Transactions, including, without limitation, the Offer and the Merger, on the terms and subject to the conditions contained in the Merger Agreement (c) resolved that the Merger will be effected under Section 251(h) of the Delaware General Corporation Law (the “DGCL”), and (d) resolved to recommend that the stockholders of Oyster Point tender their Shares to Purchaser pursuant to the Offer, subject to the terms and conditions of the Merger Agreement.

4.

The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Oyster Point (the “Merger”) in accordance with Section 251(h) of the DGCL without a vote on the adoption of the Merger Agreement by Oyster Point stockholders, with Oyster Point continuing as the surviving corporation in the Merger and thereby becoming an indirect wholly owned subsidiary of Viatris. At the closing of the Merger, each Share outstanding immediately prior to the Effective Time (as defined in the Offer to Purchase) (other than Shares held (i) by Oyster Point (including any treasury shares) or by Viatris or Purchaser or any other direct or indirect wholly owned subsidiary of Viatris, which Shares will be canceled and will cease to exist, or (ii) by any Oyster Point stockholder who is entitled to demand and properly exercise and perfect their appraisal rights in accordance with Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost its rights to such appraisal and payment under the DGCL with respect to such Shares) will be automatically converted into the right to receive the Offer Price from Purchaser, without interest thereon and subject to any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, Oyster Point will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Viatris.

5.

THE OFFER AND ANY WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, EASTERN TIME, ON DECEMBER 30, 2022 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON DECEMBER 30, 2022) (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED PURSUANT TO AND IN ACCORDANCE WITH THE MERGER AGREEMENT (IN WHICH EVENT THE “EXPIRATION DATE” WILL MEAN THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED BY PURCHASER, WILL EXPIRE).

6.

The Offer is not subject to a financing condition. The Offer is conditioned on, among other things, that as of immediately prior to the expiration of the Offer, the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)) (as described in more detail in Section 3 of the Offer to Purchase), together with the Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), represent at least one Share more than 50% of the then-issued and outstanding Shares. The Offer is also subject to certain other conditions set forth in the Offer to Purchase, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence, since November 7, 2022, of any Material Adverse Effect (as defined in the Offer to Purchase) that is continuing as of the Offer Acceptance Time (as defined in the Offer to Purchase), and other customary conditions as described in Section 15—“Conditions to the Offer” of the Offer to Purchase. Neither the consummation of the Offer nor the Merger is subject to any financing condition.

7.

Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or Innisfree M&A Incorporated, which is acting as the information agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. However, U.S. federal income tax backup withholding may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you instruct us to tender your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

In all cases, payment for Shares validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (“Share Certificates”), if any, or confirmation of a book entry transfer of such Shares (a “Book Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT FOR SHARES.

Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

with Respect to the

Offer to Purchase

All Outstanding Shares of Common Stock

of

OYSTER POINT PHARMA, INC.

at

$11.00 per share, net in cash, plus one non-transferable contingent value right for each share, which represents the contractual right to receive a contingent cash payment of $1.00 or $2.00 per share upon the achievement of specified milestones, pursuant to the Offer to Purchase, dated December 1, 2022

by

IRIS PURCHASER INC.

a wholly owned subsidiary of

VIATRIS INC.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated as of December 1, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) relating to shares of common stock, par value $0.001 per share (the “Shares”), of Oyster Point Pharma, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the tender of any certificate representing Shares submitted on behalf of the undersigned to American Stock Transfer & Trust Company, LLC (the “Depositary”) will be determined by Iris Purchaser Inc. (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

NUMBER OF SHARES TO BE TENDERED(1)	SIGN HERE

Shares

(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification or Social Security Number

Dated:

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.